EXHIBIT 20 - PRESS RELEASE DATED JULY 11, 1995





ONE PRICE CLOTHING STORES, INC.

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[S]                       [C]
FOR IMMEDIATE RELEASE     Contact:   Ethan S. Shapiro
                                     President and COO
                                     Telephone: 803/433-8888, Ext. 220



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Duncan, SC, July 11, 1995 - One Price
Clothing Stores, Inc. (NASDAQ: ONPR)
announced today that two lawsuits filed by shareholders in the United States District
Court, Columbia, South Carolina against
the Company and its Chairman and CEO,
Henry D. Jacobs, Jr., on September 29,
1994, have been dismissed by the court.
The lawsuits related to a drop in the
Company's stock price following an
announcement on September 19, 1994 that
1994 third quarter earnings were expected to be significantly less than analysts' estimates. Both lawsuits sought certification as class actions.

  Ethan Shapiro, President and COO of One
Price Clothing Stores, Inc., stated that
"We are pleased to have our belief that
these actions were without merit confirmed by the court's order dismissing the complaints".